EXHIBIT 99.1

                      [CFS Bancorp, Inc. Letterhead]



January 30, 2003
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 219-836-5500

CFS BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

     MUNSTER, IN - January 30, 2003 - CFS Bancorp, Inc. (NASDAQ:
CITZ) ("Company") today reported fourth quarter net income of $1.8 million or $0.15 per diluted share outstanding. Net income for the year ended December 31, 2002 was $7.2 million or $0.58 per diluted share outstanding. This compares to net income for the fourth quarter of 2001 of $1.5 million or $0.12 per diluted share and net income of $11.2 million or $0.77 per diluted share for the year ended December 31, 2001.

     Net interest income for the fourth quarter of both 2002 and 2001was $7.6 million while net interest income for the year ended December 31, 2002 was $33.5 million compared to $37.8 million reported for the year ended December 31, 2001. The reduction in the Company's net interest income for the full year of 2002 compared to 2001 resulted primarily from compression of the net interest margin. The Company's net interest margin for both the three months ended December 31, 2002 and 2001 was 1.99 percent. The net interest margin for the year ended December 31, 2002 was
2.20 percent compared to 2.36 percent for the same period in 2001. The primary reason for the reduction in net interest margin was the continual reduction of interest rates throughout 2001 and 2002 and the accelerated rate of prepayments on the Company's residential mortgage loans and mortgage-backed securities. The net interest margin for the year ended December 31, 2002 also was affected by the utilization of approximately $14.4 million of cash to repurchase 1,050,854 shares of the Company's common stock.

     The Company's interest income was $20.4 million and $23.3 million for the three months ended December 31, 2002 and 2001, respectively, and $86.6 million and $108.1 million for the years ended December 31, 2002 and 2001, respectively. The primary reason for the decrease in interest income during 2002 was the decrease in average yields on all interest-earning assets. The decrease in average yields was also the primary reason for the decrease in interest income when comparing the fourth quarter of 2002 with the fourth quarter of 2001. During the fourth quarter of 2002, the Company's mortgage-backed securities portfolio experienced particularly high levels of prepayments, resulting in increased amortization of premiums and a reduction of approximately $500,000 in interest income.

     Interest expense was $12.8 million and $15.6 million for the three months ended December 31, 2002 and 2001, respectively, and $53.1 million and $70.3 million for the years ended December 31, 2002 and 2001, respectively. The primary reason for the decrease in interest expense in the quarter and year ended December 31, 2002 compared to the same periods in 2001 was a reduction in the rates paid on deposit accounts throughout 2002.

                           -More-

CFS Bancorp, Inc. - Page 2 of 7

     Deposits decreased $34.1 million during the fourth quarter
of 2002 to $954.2 million at December 31, 2002.   Deposits
increased by $8.3 million during the year ended December 31, 2002. The decrease in deposit levels during the fourth quarter of 2002 resulted primarily from the withdrawal of a portion of the $80.0 million received in the third quarter of 2002 in response to a promotion for above market rate 90 day certificates in connection with the opening of two branch offices. These two offices retained combined balances in excess of $47.0 million at December 31, 2002.

     The Company's borrowings, which consist primarily of Federal
Home Loan Bank advances, were $449.4 million at December 31, 2002 compared to $462.7 million at December 31, 2001. The Company repaid borrowings as they came due in 2002.

     The Company recorded a provision for loan losses for the three months ended December 31, 2002 of $906,000 compared to no provision for the same period in 2001. For the year ended December 31, 2002, the Company's provision for loan losses amounted to $2.0 million compared to $1.2 million for the year ended December 31, 2001. The Company has increased its emphasis in recent years on originating, for portfolio, construction and land development loans, multi-family residential real estate loans, and commercial and commercial real estate loans (all of which involve more risk than single-family residential real estate loans) and has increased its loss provisions accordingly. Non-performing assets declined by $13.5 million in the current quarter. Non-performing assets amounted to $15.3 million at December 31, 2002 with the reduction being primarily as the result of an $11.4 million construction loan being returned to accrual status due to the loan being brought current and the resumption of loan payments by the borrower. The loss provision for the fourth quarter of 2002 includes $126,000 related to a new deposit overdraft protection program which began during the second half of 2002.

     Non-interest income for the three months ended December 31, 2002 was $3.9 million compared to $2.4 million for the same period in 2001. For the year ended December 31, 2002, non-interest income was $11.3 million compared to $10.7 million for the same period in 2001. The $1.5 million increase for the fourth quarter of 2002 compared to the same period in 2001 is the result primarily of a $1.1 million gain on the sale of the insurance agency in December 2002, a $672,000 increase in deposit fees due to the full implementation of the changes instituted as a result of our process improvements program conducted in 2001, and the implementation of the new deposit overdraft protection program as previously mentioned. These increases were partially offset by a reduction in insurance commissions due to the sale of the insurance agency in December 2002 and from a change in the delivery method of investment products in the third quarter of 2002. The $585,000 increase for the twelve months ended December 31, 2002 compared to the same period in 2001 was due primarily to the increase of deposit fees of $1.5 million and the profit on the sale of the insurance agency of $1.1 million. These increases were partially offset by the absence of $2.0 million in gain recognized on the sale of two branches in 2001 and net profit on the sale of investment securities in 2001 compared to 2002.

     Non-interest expense was $8.1 million for both the fourth quarter of 2002 and 2001 and was $32.7 million for the year ended December 31, 2002 compared to $31.4 million for the prior year. Compensation and employee benefits for the three months ended December 31, 2002 was $4.9 million compared to $4.8 million for the same period in 2001. This expense for the year ended December 31, 2002 was $20.1 million compared to $19.0 million for the year ended December 31, 2001. Reductions in compensation expense were offset by increases in employee

CFS Bancorp, Inc. - Page 3 of 7

benefit costs for the Company's pension plan and ESOP plan.
After being fully funded for several years, it was necessary for the Company to resume funding for its pension plan year beginning July 1, 2001 resulting in pension expense of $889,000 in 2002 and $134,000 in 2001 or an increase of $755,000 in 2002 compared to 2001. ESOP expense is required to be recorded based on the shares to be allocated for the year to participants in the plan multiplied by the average share price for the year. The average share price for the year increased to $14.07, and as a result, $177,000 of additional ESOP expense was recorded in 2002 compared to 2001. Other general and administrative expenses were $1.5 million for the three months ended December 31, 2002 compared to $1.3 million for the same period in 2001 and $5.5 million for the year ended December 31, 2002 compared to $5.4 million for the year ended December 31, 2001. Decreases in other professional fees during 2002 of $570,000 when compared to 2001 were offset mainly by increases in fraud losses of $151,000, increases in expense of new loan programs of $113,000, and an increase in ATM costs of $196,000.

     Income tax expense for the three months ended December 31, 2002 was $696,000 or 27.4 percent of pre-tax income compared to $413,000 or 21.2 percent of pre-tax income for the same period in 2001. Income tax expense for the year ended December 31, 2002 was $3.0 million or 29.2 percent of pre-tax income compared to $4.8 million or 30.0 percent of pre-tax income for the year ended December 31, 2001. The Company has implemented several tax strategies resulting in the reduction of its effective tax rate by approximately 25.0 percent compared to only two years ago.

     Chairman Prisby stated, "The last quarter of 2002 completed a year of critical improvement in Citizens' operations. With commercial loan production of $370.6 million, home equity loan production of $36.8 million, new deposit product development, two strategically located new offices in Illinois communities, one office relocation, and another office closure, Citizens has made significant strides in its balance sheet reconfiguration and its ongoing geographic evaluations. We believe this transformation will effectively increase long-term shareholder value."

     Prisby also stated, "Despite the struggling economy and persistent low interest rate environment, our stock performance was relatively stable this past year. Over ten million shares have been repurchased since our initial public offering in July of 1998."

     CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB. Citizens Financial Services, provides community banking services and currently operates 24 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company's common stock trades on The Nasdaq Stock Market under the symbol "CITZ."

     This press release contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include, but are not limited to, statements regarding the anticipated positive net earnings effect of the reconfiguration of the balance sheet and loan portfolio, reduced borrowings, tax strategies, overdraft protection program, new office locations, divestiture of the insurance agency, change in delivery method of investment products, general economic conditions, interest rate levels, marketing, branding, image and sales initiatives, and the process improvement program. In addition, the words "anticipate," "believe," "estimate," "expect," "intend," "should" and similar


CFS Bancorp, Inc. - Page 4 of 7

expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.



                            #   #   #


          SELECTED CONSOLIDATED FINANCIAL DATA FOLLOWS.

CFS Bancorp, Inc. - Page 5 of 7

                        CFS BANCORP, INC.
         Consolidated Statements of Financial Condition
                     (Dollars in thousands)
                                                            December 31,
                                                            ------------
                                                         2002           2001
                                                        ------          ----
                                                     (Unaudited)
ASSETS
Cash and amounts due from depository institutions      $30,312        $28,250
Interest-bearing deposits                              105,479        137,978
Federal funds sold                                      74,350        105,839
                                                       -------        -------
       Cash and cash equivalents                       210,141        272,067

Investment securities available-for-sale                39,064         47,225

Mortgage-related securities available-for-sale         296,638        276,158
Mortgage-related securities held-to-maturity
  (fair value 2002-$21,977; 2001-$37,744)               21,402         37,034
Loans receivable, net                                  930,348        883,352
Investment in Federal Home Loan Bank stock, at cost     25,780         26,165
Office properties and equipment                         13,835         14,983
Accrued interest receivable                              6,597          6,887
Real estate owned                                          893          1,128
Investment in Bank-owned life insurance                 31,009         30,052
Prepaid expenses and other assets                        9,055          9,083
                                                     ---------      ---------
       Total assets                                 $1,584,762     $1,604,134
                                                     =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                              $954,222       $945,948
Borrowed money                                         449,431        462,658
Advance payments by borrowers for taxes and insurance    4,410          4,497
Other liabilities                                       16,037         19,747
                                                     ---------      ---------
       Total liabilities                             1,424,100      1,432,850
                                                     ---------      ---------
Stockholders' Equity:
   Preferred stock, $.01 par value:
     Authorized shares - 15,000,000
     Issued and outstanding shares - 0
       at December 31, 2002 and 2001
   Common stock, $.01 par value:
     Authorized shares - 85,000,000
     Issued shares - 23,423,306 at
       December 31, 2002 and 2001
     Outstanding shares - 12,674,597 and 13,626,146
       at December 31, 2002 and 2001, respectively         234            234
   Additional paid-in capital                          189,786        189,547
   Retained earnings, substantially restricted         107,598        105,064
   Treasury stock, at cost:  10,748,709 and 9,797,160
     shares at December 31, 2002 and 2001,
     respectively                                     (125,650)      (112,167)
   Unearned common stock acquired by ESOP               (8,356)        (9,570)
   Unearned common stock acquired by RRP                (2,827)        (4,543)
   Accumulated other comprehensive income (loss),
     net of tax                                           (123)         2,719
                                                       -------        -------
       Total stockholders' equity                      160,662        171,284
                                                       -------        -------
       Total liabilities and stockholders' equity   $1,584,762     $1,604,134
                                                     =========      =========

CFS Bancorp, Inc. - Page 6 of 7

                        CFS BANCORP, INC.
                Consolidated Statements of Income
          (Dollars in thousands, except per share data)
(Unaudited, except for the twelve months ended December 31, 2001)

                                                    For Three Months Ended    For Twelve Months Ended
                                                    ----------------------    -----------------------
                                                          December 31,              December 31,
                                                          ------------              ------------
                                                      2002          2001          2002         2001
                                                      ----          ----          ----         ----
Interest income:
  Loans                                             $15,563       $16,357       $62,719      $71,063
  Mortgage-related securities                         3,438         4,613        17,491       21,270
  Other investment securities                           458           621         1,720        8,169
  Other                                                 949         1,686         4,631        7,605
                                                     ------        ------        ------      -------
    Total interest income                            20,408        23,277        86,561      108,107


Interest expense:
  Deposits                                            6,018         8,686        25,717       40,847
  Borrowings                                          6,768         6,953        27,351       29,441
                                                     ------        ------        ------       ------
    Total interest expense                           12,786        15,639        53,068       70,288
    Net interest income before                       ------        ------        ------       ------
    provision for losses on loans                     7,622         7,638        33,493       37,819
  Provision for losses on loans                         906            --         1,956        1,150
    Net interest income after                        ------         -----        ------       ------
    provision for losses on loans                     6,716         7,638        31,537       36,669

Non-interest income:
  Loan fees                                             371           387         1,393        1,319
  Deposit fees                                        1,435           763         4,112        2,563
  Insurance commissions                                 252           323         1,210        1,067
  Investment commissions                                 38           227           770          873
  Net gain on sale of investment securities              18             6           299          599
  Gain on sale of branches                               --            --            --        2,014
  Gain on sale of insurance agency                    1,084            --         1,084           --
  Income from Bank-owned life insurance                 390           402         1,524        1,500
  Other income                                          346           290           921          793
                                                      -----         -----        ------       ------
    Total non-interest income                         3,934         2,398        11,313       10,728

Non-interest expense:
  Compensation and employee benefits                  4,925         4,842        20,070       19,028
  Net occupancy expense                                 501           584         2,362        2,471
  Furniture and equipment expense                       485           525         1,925        2,037
  Data processing                                       410           483         1,743        1,448
  Federal insurance premiums                             38            46           164          183
  Marketing                                             277           305           904          853
  Other general and administrative expenses           1,476         1,299         5,506        5,413
                                                      -----         -----        ------       ------
    Total non-interest expense                        8,112         8,084        32,674       31,433
                                                      -----         -----        ------       ------
Income before income taxes                            2,538         1,952        10,176       15,964
Income tax expense                                      696           413         2,971        4,791
                                                      -----         -----        ------       ------

Net income                                           $1,842        $1,539        $7,205      $11,173
                                                      =====         =====         =====       ======
Per share data:
  Basic earnings per share                            $0.16         $0.13         $0.60         $0.80
  Diluted earnings per share                           0.15          0.12          0.58          0.77
  Cash dividends declared per share                    0.10          0.09          0.40          0.36
  Weighted average shares outstanding            11,728,289    12,271,429    12,000,589    14,038,096
  Weighted average diluted shares outstanding    12,199,647    12,773,600    12,492,149    14,453,344


CFS Bancorp, Inc. - Page 7 of 7

                        CFS BANCORP, INC.
              Selected Consolidated Financial Data
          (Dollars in thousands, except per share data)
                           (Unaudited)

                                                          At                  At
                                                  December 31, 2002   December 31, 2001
                                                  -----------------   -----------------
SELECTED FINANCIAL CONDITION DATA
Common shares outstanding                               12,674,597    13,626,146
Stockholders' equity per outstanding share                  $12.68        $12.57
Stockholders' equity to total assets                         10.14 %       10.68 %
Regulatory capital ratios (Bank only):
    Tangible capital                                          8.42          8.48
    Core capital                                              8.42          8.48
    Risk-based capital                                       13.97         15.40

Non-performing loans                                       $15,325       $13,874
Non-performing assets                                       16,218        15,002
Allowance for losses on loans                                8,674         7,662
Non-performing loans to total loans                           1.63 %        1.56 %
Non-performing assets to total assets                         1.02          0.94
Allowance for losses on loans to non-performing loans        56.60         55.23
Allowance for losses on loans to total loans                  0.92          0.86

                                                Three Months Ended         Twelve Months Ended
                                                    December 31,               December 31,
                                                ------------------         -------------------
SELECTED OPERATIONS DATA                         2002        2001          2002          2001
                                                --------    ------         ------       ------
Average balance data:
   Total assets                               $1,615,497   $1,619,715    $1,601,112    $1,687,575
   Loans receivable                              931,313      900,706       916,553       942,576
   Interest-earning assets                     1,534,372    1,536,776     1,520,484     1,604,935
   Deposits                                      934,608      921,375       911,391       937,193
   Interest-bearing liabilities                1,386,449    1,384,143     1,370,255     1,431,830
   Stockholders' equity                          163,595      171,397       167,657       191,876

Ratios (annualized where appropriate):
   Return on average assets                         0.46 %       0.38 %        0.45 %        0.66 %
   Return on average equity                         4.50         3.59          4.30          5.82
   Average yield on interest-earning assets         5.32         6.06          5.69          6.74
   Average cost on interest-bearing liabilities     3.69         4.52          3.87          4.91
   Interest rate spread                             1.63         1.54          1.82          1.83
   Net interest margin                              1.99         1.99          2.20          2.36
   Average interest-earning assets to
      average interest-bearing liabilities        110.67       111.03        110.96        112.09
   Non-interest expense to average assets           2.01         2.00          2.04          1.86
   Efficiency ratio                                77.60        80.60         75.25         68.43